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                                                                          [LOGO]
                                                                  FORETHOUGHT(R)

                       FORETHOUGHT LIFE INSURANCE COMPANY
                              [300 N. Meridian St.
                                   Suite 1800
                            Indianapolis, IN 46204]

                  GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER
                                 (SINGLE LIFE)

This rider is issued as part of the Contract to which it is attached, and is effective on the Rider Effective Date. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the Contract. This rider has no cash surrender value. This rider provides guaranteed lifetime withdrawal benefits with possible Step Ups and Deferral Bonuses to the Withdrawal Base. If this rider is terminated or revoked, the provisions of the Contract to which it is attached or any optional rider still in effect prevail.

DEFINITIONS

Initial capitalized terms that are not defined in this rider shall have the same meaning as those in Your Contract.

ANNIVERSARY WITHDRAWAL BASE -- The value on any Contract Anniversary during the Deferral Bonus Period used to determine if a reset to the Withdrawal Base will occur.

COVERED LIFE -- The Owner. In the case of joint Owners, the oldest Owner. If the Owner is a non-natural person, the Covered Life is the Annuitant.

DEFERRAL BONUS -- A percentage of the Deferral Bonus Base that We may add to Your Anniversary Withdrawal Base on each Contract Anniversary during the Deferral Bonus Period.

DEFERRAL BONUS BASE -- The basis for determining the Deferral Bonus.

DEFERRAL BONUS PERIOD -- The Deferral Bonus Period starts on the Rider Effective Date. The Deferral Bonus Period ends when the first of the following events occur: (a) [10th] Contract Anniversary from the Rider Effective Date, or (b) the Valuation Day that You take Your first Partial Withdrawal (including Your first Lifetime Annual Payment). Once the Deferral Bonus Period ends, it cannot be re-started.

EXCESS WITHDRAWAL -- The portion of any Partial Withdrawal which, on a cumulative basis with all other Partial Withdrawals in a Contract Year, exceeds the Lifetime Annual Payment. Any Partial Withdrawal prior to the Minimum Income Age is considered an Excess Withdrawal. Any Partial Withdrawal taken to satisfy the Required Minimum Distribution (RMD) requirements related to this Contract imposed by federal law will not be considered an Excess Withdrawal.

LIFETIME ANNUAL PAYMENT -- On or after the Minimum Income Age, an amount that may be taken by Partial Withdrawal(s) during any Contract Year.

LIFETIME WITHDRAWAL PERCENTAGE -- The percentage used to determine the Lifetime Annual Payment.

MAXIMUM RIDER ISSUE AGE -- The oldest age the Covered Life may be on the Rider Effective Date. The Maximum Rider Issue Age is [81].

MINIMUM INCOME AGE -- The Valuation Day when the Covered Life has an attained age of [59 1/2].

MODAL VALUATION DAY -- Any periodic Valuation Day that we compare Your Contract Value and Your Withdrawal Base for the purpose of determining if a Step Up occurs.

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MODAL WITHDRAWAL BASE CAP -- The maximum percentage, applied at the periodic frequency, that the Withdrawal Base may be increased due to a Step Up on any Modal Valuation Day is [Not Applicable].

PARTIAL WITHDRAWAL -- Any withdrawal of a portion of Your Contract Value which may be subject to charges, if applicable.

PREMIUM PAYMENT -- The total amount of the initial and subsequent Premium Payments deposited into the Sub-Account(s) and Fixed Accounts, if applicable. Our approval is required for any subsequent Premium Payment received after the [1st] Contract Anniversary following the Rider Effective Date.

RIDER EFFECTIVE DATE -- The later of the Issue Date or the date that this rider becomes part of Your Contract.

STEP UP -- A potential increase to Your Withdrawal Base that occurs when:

a) Your Contract Value on any Modal Valuation Day, prior to the deduction of any applicable Rider Charge, is greater than the Withdrawal Base as of the prior Valuation Day, and

b)  a Deferral Bonus does not apply.

WITHDRAWAL BASE -- The basis for determining the Lifetime Annual Payment and the Rider Charge.

MODAL VALUATION DAY

The Modal Valuation Day will occur [on the Contract Anniversary]. In the event that the Modal Valuation Day occurs on a non-Valuation Day, the following Valuation Day will be considered the Modal Valuation Day.

LIFETIME WITHDRAWAL PERCENTAGE

Your Lifetime Withdrawal Percentage is set based on the attained age of the Covered Life based on the following schedule:

               COVERED LIFE'S                        LIFETIME WITHDRAWAL
                ATTAINED AGE                              PERCENTAGE
-------------------------------------------------------------------------------
                 [59 1/2-61]                                [4.0%]
                    [62]                                    [4.0%]
                    [63]                                    [4.0%]
                    [64]                                    [4.0%]
                    [65]                                    [5.0%]
                    [66]                                    [5.0%]
                    [67]                                    [5.0%]
                    [68]                                    [5.0%]
                    [69]                                    [5.0%]
                    [70]                                    [5.0%]
                    [71]                                    [5.0%]
                    [72]                                    [5.0%]
                    [73]                                    [5.0%]
                    [74]                                    [5.0%]
                    [75]                                    [5.0%]
                    [76]                                    [5.0%]
                    [77]                                    [5.0%]
                    [78]                                    [5.0%]
                    [79]                                    [5.0%]
                    [80]                                    [5.0%]
                    [81]                                    [5.0%]
                    [82]                                    [5.0%]
                    [83]                                    [5.0%]
                    [84]                                    [5.0%]
                    [85+]                                   [6.0%]


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The Lifetime Withdrawal Percentage will be set at the later of the Valuation Day when Your first Partial Withdrawal is taken or Your Minimum Income Age. The Lifetime Withdrawal Percentage may increase based on the current attained age of the Covered Life provided there is a Step Up and a new age band has been reached.

WITHDRAWAL BASE AND ANNIVERSARY WITHDRAWAL BASE

If You elect this rider on the Contract Issue Date, then Your initial Withdrawal Base and Your initial Anniversary Withdrawal Base are each equal to Your initial Premium Payment. If You elect this rider after the Contract Issue Date, then Your initial Withdrawal Base and Your initial Anniversary Withdrawal Base are each equal to Your Contract Value as of the Rider Effective Date. Your Withdrawal Base and Your Anniversary Withdrawal Base are each calculated without deduction for sales charges, if any.

Your Withdrawal Base may be reset each Modal Valuation Day following the Rider Effective Date and ending upon and including the Modal Valuation Day concurrent with or immediately following the first to occur of any Owner's or Covered Life's [90th] birthday. The reset is equal to the greater of (A) or (B) subject to a maximum (C) where:

      A   =   Your Withdrawal Base as of the prior Valuation Day.

      B   =   Your Contract Value, prior to the deduction of any applicable
              Rider Charge.

      C   =   Your Withdrawal Base as of the prior Valuation Day times the sum of 100% plus the Modal Withdrawal Base Cap, if applicable.

When the Modal Valuation Day occurs on the Contract Anniversary, the reset is equal to the greater of (i) the greater of (A) or (B) subject to a maximum (C) defined above; or (ii) the sum of (D) plus (E) where:

      D   =   Your Anniversary Withdrawal Base as of the prior Valuation Day.

      E   =   The Deferral Bonus, if applicable.

Your Anniversary Withdrawal Base may be reset each Contract Anniversary subsequent to the Rider Effective Date and ending upon and including the Contract Anniversary immediately following the first to occur of any Owner's or the Covered Life's [90th] birthday. Upon any reset, the Anniversary Withdrawal Base will equal the greater of the Withdrawal Base or the Anniversary Withdrawal Base as of the prior Valuation Day.

DEFERRAL BONUS

On each Contract Anniversary during the Deferral Bonus Period, We may apply a Deferral Bonus to Your Withdrawal Base. The Deferral Bonus will equal a percentage of the Deferral Bonus Base, as of the Valuation Day prior to each Contract Anniversary during the Deferral Bonus Period. If You elect this rider after Your Contract Issue Date, the Deferral Bonus on the first Contract Anniversary following the Rider Effective Date and during the Deferral Bonus Period will be prorated for the number of days of the Contact Year since Your election.

The Deferral Bonus Percents applicable to Your Contract are described in the table below.

          ANNIVERSARY FOLLOWING THE                      DEFERRAL BONUS
            RIDER EFFECTIVE DATE                             PERCENT
----------------------------------------------------------------------------------
                    [1st]                                     [6%]
                    [2nd]                                     [6%]
                    [3rd]                                     [6%]
                    [4th]                                     [6%]
                    [5th]                                     [6%]
                    [6th]                                     [6%]
                    [7th]                                     [6%]
                    [8th]                                     [6%]
                    [9th]                                     [6%]
                    [10th]                                    [6%]


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[We reserve the right to apply, on a non-discriminatory basis, an additional amount to the above-stated Deferral Bonus Percentages [on all Contract Anniversaries] during the Deferral Bonus Period when cumulative Premium Payments made during the first Contract Year are equal to or in excess of [$250,000].]

If You elect this rider on the Contract Issue Date, then Your initial Deferral Bonus Base is Your initial Premium Payment. If You elect this rider after the Contract Issue Date, then Your initial Deferral Bonus Base is Your Contract Value as of the Rider Effective Date. Your Deferral Bonus Base is calculated without deduction for sales charges, if any.

Your Deferral Bonus Base will be reset on each Contract Anniversary during the Deferral Bonus Period to equal the Withdrawal Base provided that the Withdrawal Base value is greater than the sum of (a) and (b) where:

      (a)   =   The Anniversary Withdrawal Base as of the prior Valuation Day.

      (b)   =   The Deferral Bonus.

SUBSEQUENT PREMIUM PAYMENTS

Your Withdrawal Base, Anniversary Withdrawal Base and Deferral Bonus Base may be increased by the dollar amount of a subsequent Premium Payment.

The Deferral Bonus Base will not increase if the Deferral Bonus Period has ended. In no event shall Your Withdrawal Base, Anniversary Withdrawal Base or Deferral Bonus Base exceed [$5,000,000].

LIFETIME ANNUAL PAYMENT

Upon the later of Your Minimum Income Age or the Valuation Day when You take Your first Partial Withdrawal, Your Lifetime Annual Payment is equal to Your applicable Lifetime Withdrawal Percentage multiplied by Your then current Withdrawal Base.

Your Lifetime Annual Payment prior to the Contract Maturity Date will reset upon any of the following events, provided that such event does not cause the Withdrawal Base to exceed [$5,000,000]:

a)  Contract Anniversary;

b)  The Lifetime Withdrawal Percentage changes;

c)  A subsequent Premium Payment is made; or

d)  An Excess Withdrawal is taken.

If Your Lifetime Annual Payment exceeds Your Free Withdrawal Amount, if applicable, We will waive applicable Contingent Deferred Sales Charges up to the amount of Your Lifetime Annual Payment.

Any Lifetime Annual Payment amount remaining at the end of a Contract Year may not be carried over to future Contract Years.

PARTIAL WITHDRAWALS

Partial Withdrawals which are not Excess Withdrawals do not reduce Your Withdrawal Base, Anniversary Withdrawal Base and Deferral Bonus Base. Excess Withdrawals reduce Your prior Valuation Day Withdrawal Base, Deferral Bonus Base and Anniversary Withdrawal Base values used in determining these values for the current Valuation Day by multiplying each by the following factor:

Factor = (A/B) where:

       A   =   The Contract Value immediately after the Excess Withdrawal; and

       B   =   Contract Value (less any Withdrawal that is not an Excess
               Withdrawal) immediately prior to the Excess Withdrawal.


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SPOUSAL CONTINUATION

This rider terminates upon the death of the Owner. If the spouse continues the Contract under the "Spouse Beneficiary" provision of the Contract, if eligible, We will increase the Contract Value to the death benefit value as of the Valuation Day We receive Due Proof of Death according to the future contribution allocation then in effect. The surviving spouse becomes the new Owner on the effective Valuation Day of the Spousal Continuation. This right may be exercised only once during the term of the Contract. The surviving spouse may re-elect this rider, subject to the election rules that are then in place.

COVERED LIFE CHANGE

Any Contract change which causes a change in the Covered Life will result in the termination of this rider. The Rider Charge will be assessed on the termination date, and will no longer be assessed thereafter.

INVESTMENT RESTRICTIONS

You must continuously comply with the following investment restrictions (Investment Restrictions) in order to receive rider benefits.

1. Unless We agree otherwise, You must invest, reinvest and rebalance Your Contract Value (including future investments) within an approved asset allocation model(s), investment program(s), Sub-Account(s), and other investment program(s) approved and designated by Us that correspond with the rider version chosen on the Rider Effective Date. The same may be amended, replaced or substituted from time to time by Us in our sole discretion.

2. We reserve the right to add, replace or substitute approved asset allocation model(s), investment program(s), Sub-Account(s), and other investment program(s). We reserve the right to remove, close or restrict any approved asset allocation model(s), investment program(s), Sub-Account(s) or investment program(s) to new or subsequent investments.

3. Any failure or refusal to promptly invest, maintain, reallocate and/or reinvest Your Contract Value within an approved asset allocation model(s), investment program(s), Sub-Account(s), and other investment program(s), as the same may be amended, replaced or substituted from time to time, shall be deemed to be a violation of these Investment Restrictions, unless waived by Us in our sole discretion. For the purposes of the foregoing, "promptly" shall mean [5] business days after posting notice of a directive to invest, maintain, reallocate and/or Contract Value as aforesaid.

4. Any and all Sub-Account transfers required to ensure Your compliance with these Investment Restrictions shall not be used in determining the number of permissible transfers allowed during that Contract Year.

5. If You violate any of the terms of these Investment Restrictions, including a refusal to reallocate Your investments as set forth above, will result in termination of this Rider. We will assess a pro-rated share of the Rider Charge and will no longer assess a Rider Charge thereafter.

6. Notwithstanding anything possibly to the contrary, in the event of a conflict between these Investment Restrictions and those imposed by any other rider, the Investment Restrictions described in this rider shall prevail.

7. By electing the rider, You hereby irrevocably agree and consent to Our sharing with Our affiliates and designees personal data regarding Your elections hereunder, including, but not limited to, Your Contract Value, asset allocation model, investment program, Partial Withdrawals, and lapsation data. You direct Us to share any such data to the extent that We believe necessary or desirable for Us in order for Us or an affiliate or designee of Ours to properly to manage any of our guarantee obligations or any Sub-Account available hereunder.

MINIMUM AMOUNT RULE

Prior to the Annuity Commencement Date, if (A) on any Contract Anniversary Your Contract Value, due to investment performance, is reduced below an amount equal to the greater of either (i) the Minimum Contract Value or (ii) one of Your Lifetime Annual Payments or such lower amount as We, in Our discretion, may establish; or (B) on any Valuation Day, as a result of a Partial Withdrawal, Your Contract Value is reduced below an amount

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equal to the greater of (x) the Minimum Contract Value or (y) one of Your
Lifetime Annual Payments or such lower amount as We, in Our discretion, may establish, then:

1. You must transfer Your remaining Contract Value to an asset allocation model(s), investment program(s), Sub-Account(s), fund of funds Sub-Account(s), or other investment option(s) approved by Us for purposes of the Minimum Amount Rule.

       a) One of the approved investment options, as described above, must be elected within [10] days from the date the minimum amount was reached.

       b) If We do not receive Your election within the above stated time frame, You will be deemed to have irrevocably authorized Us to move Your remaining Contract Value into the Money Market Sub-account, or other investment option(s) approved by Us.

       c) If You choose not to participate in one of the approved investment options, then We will automatically liquidate Your remaining Contract Value. Any applicable Contingent Deferred Sales Charge will be assessed and the Contract will be fully terminated.

2. Once the Contract Value is transferred to an approved investment option, the following rules will apply:

       a) You will receive Your then current Lifetime Annual Payment, which will be equal to Your Lifetime Annual Payment at the time Your Contract Value reduces below Our Minimum Amount Rules then in effect, at the frequency of Your choice and acceptable to Us.

       b) Ongoing Lifetime Annual Payments will no longer reduce Your Contract Value.

       c)  We will no longer accept subsequent Premium Payments.

       d) We will waive the Annual Maintenance Fee and Rider Charge on Your Contract.

       e) Withdrawal Base increases will no longer apply and the Deferral Bonus Period will end.

After the transfer of the Contract Value due to the Minimum Amount Rules above, if cumulative partial Withdrawals within a Contract Year are taken in excess of the Lifetime Annual Payment, then We will automatically liquidate Your remaining Contract Value. Any applicable Contingent Deferred Sales Charge will be assessed and the Contract will be terminated.

REVOCATION/TERMINATION

You may only revoke this rider if the Company sponsors a conversion program on a non-discriminatory basis and You elect to participate in that program. We may terminate this rider based on the following events or circumstances:

a)  Upon the Contract Maturity Date;

b) You assign the Contract or any of Your rights, including a change of ownership;

c)  You violate the Issuance Rules;

d)  You violate the Investment Restrictions;

e)  You violate the terms of the Contract or any other rider;

f)   You ask for Spousal Continuation in violation of the rider's restrictions;

g)  There is a full surrender of Your Contract; and/or

h)  A death benefit becomes payable on Your Contract.

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On the date this rider is revoked or terminated, a prorated Rider Charge will be assessed, and will no longer be assessed thereafter if events (a) through (g) occur. You are not entitled to any cash surrender value associated with this rider upon termination of this rider.

ISSUANCE RULES

This rider is not available if any Owner or Covered Life is older than the Maximum Rider Issue Age on the Rider Effective Date.

If the Rider Effective Date is after the Contract Issue Date, then the period between the Rider Effective Date and Your next Contract Anniversary will constitute a Contract Year.

ANNUITY COMMENCEMENT DATE

At the Annuity Commencement Date, the Contract may be annuitized under Our standard Annuity Options or as Lifetime Annual Payments With a Cash Refund -- an annuity payable during the lifetime of the Covered Life. At the death of the Covered Life, any remaining value will be paid to the Beneficiary. The remaining value equals the Contract Value on the Annuity Commencement, less Premium Tax, minus the sum of all Annuity Payments made.

MISSTATEMENT OF AGE

If the age of an Owner or a Covered Life has been misstated, the benefits provided by this Rider will be adjusted based on the correct information. Any underpayments by Us will be made up immediately and any overpayments will be charged against future amounts becoming payable.

EVIDENCE OF SURVIVAL

We may require satisfactory evidence of the continued survival of any person(s) on whose life the benefits provided by this rider are based. We reserve the right to discontinue payments until satisfactory proof of continued survival is received.

RIDER CHARGE

The Rider Charge will never be less than the minimum annual Rider Charge of [0.50%] nor exceed the annual maximum Rider Charge of [2.50%]. The Rider Charge will be assessed on each Quarterly Contract Anniversary based on Your Withdrawal Base. The Rider Charge may increase or decrease each Contract Anniversary beginning with the first Contract Anniversary subject to the limitations above. The Rider Charge will be deducted on a prorated basis from the Sub-Account(s). You may irrevocably elect to decline the new Rider Charge. If You so elect, all rights under this rider will remain in effect and no future Rider Charge changes will apply; however, Your Lifetime Withdrawal Percentage will be reduced by [0.01].

If the Rider Effective Date is after the Contract Issue Date, the period between the Rider Effective Date and the next Contract Anniversary will constitute the first Contract Year. The charge for this Contract Year will be prorated based on the number of days between the Rider Effective Date and the next Quarterly Contract Anniversary.

If this rider is revoked or terminated on any date other than a Quarterly Contract Anniversary, We will deduct a prorated portion of the Rider Charge from Your Contract Value from the amount otherwise payable as stated in the Revocation/Termination section of this rider. The prorated portion of the Rider Charge is equal to the annual Rider Charge percentage multiplied by the Withdrawal Base prior to the revocation or termination, multiplied by the number of days since the last Quarterly Contract Anniversary, divided by 365, divided by 4.

The Rider Charge will no longer be assessed upon any of the following events:

(a)  the Contract Maturity Date; or

(b) the Annuity Commencement Date; or

(c)  upon the death of a Covered Life.

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SIGNED FOR FORETHOUGHT LIFE INSURANCE COMPANY

    /s/ Mary L. Cavanaugh                /s/ John A. Graf
    -----------------------------------  -----------------------------------
    Secretary                            President